UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 2, 2010

Date of Report (Date of earliest event reported)

GTC BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

175 Crossing Boulevard

Framingham, Massachusetts 01702

(Address of Principal Executive Offices, including Zip Code)

(508) 620-9700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On November 8, 2010, GTC Biotherapeutics, Inc., a Massachusetts corporation (the “Company”), entered into a Stock Purchase and Merger Agreement (the “Agreement”) with LFB Biotechnologies S.A.S. (“LFB”) and LFB Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of LFB (“Merger Sub”). The Agreement provided for the sale of approximately 61,100,000 shares of the Company’s common stock (“Common Stock”) to LFB in a private placement (the “Private Placement”) for $0.30 per share, for an aggregate purchase price of approximately $18.3 million. The Agreement provided further that, following completion of the Private Placement and the conversion of convertible preferred stock of the Company owned by LFB, LFB will own at least 90% of the Company’s outstanding Common Stock. LFB would then contribute all such shares of Common Stock to Merger Sub and Merger Sub would then effect a short-form merger in accordance with Massachusetts law cashing out all minority shareholders for $0.30 per share, for an aggregate purchase price of approximately $2.7 million (the “Merger”).

On December 2, 2010, the Private Placement was consummated, and the shares of Common Stock offered and sold to LFB in the Private Placement were sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 3.03	Material Modification of Rights of Security Holders

Following the closing of the Private Placement, on December 2, 2010, Merger Sub effected the Merger. At the effective time of the Merger, each issued and outstanding share of Common Stock (other than shares held in the treasury of the Company and shares owned by LFB or Merger Sub), other than shares for which appraisal rights are exercised, was converted into the right to receive $0.30 in cash, without interest (the “Consideration”). At the effective time of the Merger, shareholders of the Company immediately prior to the Effective Time (other than LFB and Merger Sub) ceased to have any rights as shareholders in the Company (other than their right to receive the Consideration or to exercise appraisal rights pursuant to Massachusetts law) and accordingly no longer have any interest in the Company’s future earnings or growth.

Item 5.01	Changes in Control of Registrant

As a result of the Merger, a change of control of the Company occurred and the Company has become a wholly-owned subsidiary of LFB. The disclosure under Item 3.02 and Item 3.03 is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Agreements of Certain Officers.

At the effective time of the Merger, each of the following directors of the Company resigned as directors: Francis J. Bullock, James A. Geraghty, Michael J. Landine, Bertrand Mérot, Jean-François Prost and Alan W. Tuck. The remaining directors of the Company following the effective time of the Merger are Christian Béchon, William K. Heiden and Evelyne Nguyen.

Item 8.01	Other Events

On December 6, 2010, the Company and LFB issued a joint press release announcing the completion of the Private Placement and the Merger. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated December 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

	By:	/S/ WILLIAM K. HEIDEN
William K. Heiden,
President and Chief Executive Officer

Date: December 6, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Name

99.1	Press release, dated December 6, 2010.

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